AmeriNet Group.com, Inc.
                      A publicly held Delaware corporation

Michael Harris Jordan
President & Chief Executive Officer

G. Richard Chamberlin, Esquire
Secretary & General Counsel

Michael Harris Jordan
G. Richard Chamberlin
Anthony Q. Joffe
Penny L. Adams Field
Mark Granville-Smith
J. Bruce Gleason
------
Board of Directors

                    American Internet Technical Center, Inc.
                                    -------
                              Operating Subsidiary
                         440 East Sample Road, Suite 204
                          Pompano Beach, Florida 33056
                            Telephone (954) 943-4748
                               Fax (954) 943-4046
                        Web site and e-mail www.aitc.net


                                                     1941 Southeast 51st Terrace
                                                            Ocala, Florida 34471
                                                        Telephone (352) 694-6714
                                                              Fax (352) 694-9178
                                                      e-mail, GrichardCh@aol.com

                                                 902 Clint Moore Road, Suite 136
                                                       Boca Raton, Florida 33487
                                                        Telephone (561) 998-3435
                                                              Fax (561) 998-3425
                                              e-mail webmaster@amerinetgroup.com
                                            Please respond to Boca Raton address

September 27, 1999

Mr. Jonathan Eichner
20533 Biscayne Boulevard, Suite 409
Aventura, Florida 33180

Ms. Debra Elenson
476 South Parkway
Miami, Florida 33160

Ms. Evelyn Coletti
1980 South Ocean Drive
Hallandale, Florida 33009

The Yankee Companies, Inc.
902 Clint Moore Road, Suite 136
Boca Raton, Florida 22487

     Re: Restructuring of AmeriNet Group.com, Inc. ("AmeriNet") Class A, Series
          A, Subordinated, Convertible Debenture Offering in Reliance on Section 4(6) of the Securities Act

Ladies & Gentlemen:

         This letter confirms your agreement, at AmeriNet's request, to restructure the above referenced offering in which the four of you constitute all of the subscribers, by changing it from an offering of debentures to an offering of the shares of common stock into which the debentures are convertible.

         Upon execution of this letter agreement, we have all agreed to treat the original subscription agreements as amended to reflect the foregoing change as if it had been effected on the original date of the subscription agreements. Consequently, the holding period of the common stock that is to be issued will, for purposes of Commission Rule 144, be deemed to be the date of the original subscription agreement.

         Please return the form of warrant issued to you to G. Richard Chamberlin, Esquire, AmeriNet's general counsel immediately, at his direct Ocala office address: 1941 Southeast 51st Terrace; Ocala, Florida 34471, upon receipt of which he will instruct AmeriNet's transfer agent to immediately issue your common stock.

         Your cooperation in this matter is greatly appreciated.

                                Very truly yours,

                            AmeriNet Group.com, Inc.

                              Michael Harris Jordan

                                    President

MHJ/wac

Copies:           G. Richard Chamberlin, Esquire
                  Liberty Transfer Co., Inc.

         The foregoing is hereby agreed to and accepted, as of the date first above set forth:


The Yankee Companies, Inc.
/s/ Leonard M. Tucker                     /s/ Debra Elenson   /s/ Evelyn Coletti
Leonard Miles Tucker   Jonathan Eichner    Debra Elenson     Evelyn Coletti
President

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